Exhibit 99.1

NUTRACEA EMERGES FROM CHAPTER 11 REORGANIZATION

For Immediate Release

PHOENIX, AZ, December 1, 2010 —NutraCea (NTRZ), a world leader in production and utilization of stabilized rice bran(SRB), rice bran oil (RBO) and their derivative products, today announced that the Company has emerged from Chapter 11 bankruptcy protection effective November 30, 2010.  As previously announced, NutraCea filed a voluntary petition under Chapter 11 of the US Bankruptcy Code on November 10, 2009 in order to restructure its operations under court supervised protection.  On October 27, 2010 the United States Bankruptcy Court for the District of Arizona entered an order confirming the First Amended Plan of Reorganization (the “Plan”) proposed jointly by NutraCea and the Official Unsecured Creditors Committee.  The Plan, which provides for full payment of allowed claims, was overwhelmingly supported by the company’s creditors.

W. John Short, Chairman and CEO commented, “Over the course of the past year NutraCea has taken full advantage of the opportunities afforded by Chapter 11 of the US Bankruptcy Code to restructure our company and reposition our go-forward businesses.  As previously reported, during the past 18 months we sold four non-core assets and used the proceeds to fund our restructuring, pay our DIP lender in full and set aside cash for partial repayment of our unsecured creditors.  We have made excellent progress streamlining overheads, reducing debt and increasing profitable sales in our core businesses in the areas of SRB, RBO and related products derived from stabilized rice bran. “

“During that same period, we strengthened our management team with the additions of Dale Belt as CFO and Colin Garner as SVP- Sales. We were able to attract John Quinn to join our Board of Directors as Chairman of the Audit Committee.  We engaged BDO Seidman LLP as our worldwide auditor firm.  And we settled shareholder class action litigation within D&O policy limits.”

“In accordance with the terms of the Plan, we will to begin to make distributions to our creditors by mid-December beginning with the convenience class claimants.  Distributions will continue periodically as additional non-core assets are monetized and funds are received from other sources until all allowed claims have been paid in full.”

“We are very pleased to have exited Chapter 11 in just over 12 months.  On behalf of our entire senior management team and our Board of Directors, I want to offer special thanks to everyone who worked so very hard and supported NutraCea through the restructuring process.  This includes all of our employees and directors, our customers who supported us with their continued purchases over the past year, our suppliers who continued to provide credit to the company through the restructuring process and our legal and advisory teams who worked along side us through many long evenings and weekends to help position our company for a successful exit from Chapter 11.”

Mr. Short concluded,  “We are very excited about the prospects for our company as we emerge from Chapter 11.  All of us at NutraCea will be applying even greater energy to take advantage of the significant opportunities that exist for the future growth and profitability of NutraCea.”.

Forward looking Statements

This release contains forward-looking statements, including statements about distributions to be made by NutraCea to its creditors, the monetization of non-core assets and the receipt of funds from other sources. These statements are made based upon current expectations that are subject to risk and uncertainty. NutraCea does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward- looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in NutraCea's filings with the Securities and Exchange Commission, including NutraCea’s most recent periodic and current reports.

About NutraCea

NutraCea is a world leader in production and utilization of stabilized rice bran, rice bran oil and their derivative products. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. NutraCea also produces consumer Rice Bran health supplements which can be found at http://www.nutraceaonline.com. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com